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                                                                EXHIBIT 3.3

                              ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                                 AQUASEARCH, INC

         Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST:      The name of the corporation is Aquasearch, Inc.

         SECOND:     The following amendment was adopted by the Board of
Directors and Shareholders of the corporation effective December 27, 1999 in the manner prescribed by the Colorado Business Corporation Act:

         RESOLVED:   That the Fourth Article of the Articles of Incorporation
of the corporation be, and it hereby is, changed to read as follows:

         (a) This Corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock." The total number of shares of Common Stock which this corporation shall have authority to issue is 150,000,000 shares. The total number of shares of Preferred Stock which this corporation shall have authority to issue is 5,000,000 shares. Each share of Common Stock and Preferred Stock shall have a par value of $0.0001 per share.

         The corporation's board of directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Fourth Article to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing Articles of Amendment to the Articles of Incorporation pursuant to the Colorado Business Corporation Act, to establish from time to time the number of shares included in each such series, and to fix the designations, preferences, limitations, and relative rights of the series of shares.

         The authority of the corporation's board of directors with respect to each series shall include, but not be limited to, determination of the following:

         A. The number of shares constituting that series and the distinctive designation of that series;

         B. The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;



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         C.  Whether that series shall have the voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the corporation's board of directors shall determine;

         E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such privileges, including the date or dates upon or after which they shall be redeemable, and the amount per share payable on case of redemption, which amount may vary under different conditions and at different redemption rates;

         F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms in the amount of such sinking funds;

         G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment or shares of that series; and

         H. Any other relative rights, preferences and limitations of that series.

         (b) Each shareholder of record shall have one vote for each share of Common Stock standing in his or her name on the books of the corporation and entitled to vote thereon. Cumulative voting shall not be permitted in the election of directors or otherwise.

         (c) At all meetings of shareholders, one-third of the shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

         (d) The shareholders, by vote or concurrence of a majority of the outstanding shares of the corporation, or any class or series thereof, entitled to vote on the subject matter, may take any action which, except for this Article, would require a two-thirds vote under the Colorado Business Corporation Act, as amended.

         (e) No shareholder of the corporation shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stockor for other securities of any class, or for rights, warrants or options topurchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

         (f) The Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado and these Articles of Incorporation.


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         THIRD:   The number of shares voting for the amendment was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned has executed this Articles of Amendment to the Articles of Incorporation on this 29th day of March, 2000.


                                  AQUASEARCH, INC.


                                  By  /s/ EARL S. FUSATO
                                      ------------------------------------
                                      Earl S. Fusato
                                      Chief Financial Officer and Secretary





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